Exhibit 99.1

Callaway Golf Announces First Quarter 2009 Results

CARLSBAD, Calif.--(BUSINESS WIRE)--April 30, 2009--Callaway Golf Company (NYSE:ELY) today announced its financial results for the first quarter ended March 31, 2009, consistent with the preliminary results announced earlier this month.

“Going into this year, we said that unfavorable global economic conditions and changes in foreign currency rates would significantly affect our 2009 results, particularly in the first quarter,” commented George Fellows, President and Chief Executive Officer. “The widespread economic weakness, which affected the entire industry, caused traffic at retail to be down more significantly than originally anticipated and retailers reduced the levels of inventory they were willing to carry prior to the season opening up. At the same time, changes in foreign currency exchange rates negatively impacted the translation of the Company’s international results into U.S. dollars. These factors in the aggregate resulted in a 26% decline in the Company’s sales compared to a record first quarter in 2008.”

“While we expect that global economic conditions and foreign currency will continue to negatively impact results in the short term, we expect that the severity of the impact will decrease as the year progresses,” continued Mr. Fellows. “Furthermore, we have already taken steps that will help mitigate such impact, including the implementation of several cost reduction initiatives and the elimination of approximately 10% of the Company’s worldwide positions. We also continue to benefit from the implementation of our gross margin initiatives, which positively impacted gross profit by approximately $7 million for the first quarter.”

“We firmly believe the golf industry will recover as the economy recovers,” added Mr. Fellows. “Therefore, in addition to aggressively managing costs, our focus is to position Callaway to emerge a stronger company when the golf industry does recover. In this regard, in addition to other actions, we are continuing to invest in additional gross margin initiatives and are taking advantage of the strength of our 2009 product line to increase our market share, which has already increased in most product categories worldwide.”

Details of First Quarter Results

  Net sales of $272 million compared to $366 million in 2008. U.S. net sales were $141 million compared to $184 million in 2008 and international net sales were $131 million compared to $182 million in 2008. Changes in foreign currency exchange rates adversely affected net sales by approximately $22 million for the quarter.
  Gross profit was $116 million, or 43% of net sales, for the first quarter of 2009, as compared to gross profit of $176 million, or 48% of net sales, for the same period in 2008. The Company’s gross profit was adversely affected by the first quarter decrease in sales volume, by overall lower average selling prices, and by changes in foreign currency rates, partially offset by the benefits from the Company’s gross margin initiatives.
  Operating expenses for the quarter were $103 million, or 38% of net sales, compared to $111 million, or 30% of net sales, for the first quarter of 2008. The $8 million decrease in operating expenses is primarily attributable to a decrease in employee compensation costs as well as changes in foreign currency exchange rates, partially offset by investment in new business initiatives.
  Fully diluted earnings per share of $0.11 on 63.3 million shares as compared to $0.61 on 64.8 million shares in 2008. Fully diluted earnings per share for the first quarter of 2009 and 2008 include $0.01 of after-tax charges for the Company’s gross margin improvement initiatives.

Business Outlook

“As we said before, it is very difficult to forecast future results in this economic environment,” added Mr. Fellows. “Based on current trends, we estimate that the industry will likely be down about 15%-20% for the year assuming reasonable retail inventory levels. Based on our recent market share gains, we estimate that Callaway Golf’s annual sales for 2009 will decrease at a pace less than the industry. Furthermore, we estimate that, excluding charges for gross margin initiatives, 2009 full year gross profit as a percent of net sales will range from 40% to 42%, and that operating expenses will range from $375 to $390 million.”

For more details, please see the attached “Supplemental Financial Information.”

* * * * *

The Company will be holding a conference call at 2:00 p.m. PDT today. The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com. To listen to the call, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately two hours after the call ends, and will remain available through 9:00 p.m. PDT on Thursday, May 7, 2009. The replay may be accessed through the Internet at www.callawaygolf.com or by telephone by calling 1-800-642-1687 toll free for calls originating within the United States or 706-645-9291 for International calls. The replay conference ID number is 93547430.

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Disclaimer: Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to future growth or market share gains, the ability to manage costs or invest in future initiatives, the estimated industry or Company sales for 2009, or the estimated gross profit or operating expenses for 2009, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These estimates and statements are based upon current information and expectations, including current and estimated future foreign currency exchange rates. Accurately estimating the Company’s reported future financial performance is based upon various unknowns, including future changes in foreign currency rates and consumer acceptance and demand for the Company’s products as well as future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions. Actual results may differ materially from those estimated or anticipated as a result of these unknowns or other risks and uncertainties, including delays, difficulties or increased costs in the supply of components needed to manufacture the Company’s products, in manufacturing the Company’s products, or in connection with the implementation of the Company’s planned gross margin initiatives or the implementation of future initiatives; adverse weather conditions and seasonality; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company’s products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company’s products or on the Company’s ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Foreign Currency Translation: This press release includes information regarding certain aspects of the Company’s financial results for the first quarter of 2009 that estimate the impact of the effect of foreign currency translation on the Company’s 2009 results as compared to the same period in 2008. This impact is derived by taking the Company’s first quarter 2009 local currency results and translating them into U.S. dollars based upon first quarter 2008 foreign currency exchange rates and does not include any other effect of changes in foreign currency rates on the Company’s results.

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About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE: ELY) creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf®, Odyssey®, Top-Flite®, Ben Hogan® and uPro™ brands in more than 110 countries worldwide. For more information please visit www.callawaygolf.com or Shop.CallawayGolf.com

Callaway Golf Company
Consolidated Condensed Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$19,545	$38,337
Accounts receivable, net	239,232	120,067
Inventories	262,027	257,191
Deferred taxes	27,738	27,046
Income taxes receivable	1,878	15,549
Other current assets	31,829	31,813
Total current assets	582,249	490,003

Property, plant and equipment, net	140,677	142,145
Intangible assets, net	175,248	176,689
Deferred taxes, net	8,027	6,299
Other assets	39,727	40,202
Total assets	$945,928	$855,338

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$158,669	$126,167
Accrued employee compensation and benefits	22,473	25,630
Accrued warranty expense	11,945	11,614
Credit facilities	147,081	90,000
Total current liabilities	340,168	253,411

Long-term liabilities	20,854	21,559

Shareholders' equity	584,906	580,368
Total liabilities and shareholders' equity	$945,928	$855,338

Callaway Golf Company
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	March 31,
	2009		2008

Net sales	$271,864	100%	$366,452	100%
Cost of sales	155,683	57%	190,918	52%
Gross profit	116,181	43%	175,534	48%
Operating expenses:
Selling	74,650	27%	80,161	22%
General and administrative	19,987	7%	22,488	6%
Research and development	8,103	3%	7,924	2%
Total operating expenses	102,740	38%	110,573	30%
Income from operations	13,441	5%	64,961	18%
Other (expense) income, net	(2,381)		695
Income before income taxes	11,060	4%	65,656	18%
Income tax provision	4,248		25,990
Net income	$6,812	3%	$39,666	11%

Earnings per common share:
Basic	$0.11		$0.62
Diluted	$0.11		$0.61
Weighted-average shares outstanding:
Basic	62,914		63,895
Diluted	63,320		64,843

Callaway Golf Company
Consolidated Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Quarter Ended
	March 31,
	2009	2008
Cash flows from operating activities:
Net income	$6,812	$39,666
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	9,944	8,794
Deferred taxes, net	(1,604)	8,521
Non-cash share-based compensation	1,667	1,468
Gain on disposal of long-lived assets	(150)	(230)
Changes in assets and liabilities	(82,356)	(179,672)
Net cash used in operating activities	(65,687)	(121,453)

Cash flows from investing activities:
Capital expenditures	(10,046)	(11,732)
Other investing activities	(89)	-
Net cash used in investing activities	(10,135)	(11,732)

Cash flows from financing activities:
Issuance of Common Stock	1,500	2,767
Net proceeds from line of credit	57,081	119,063
Other financing activities	(491)	(254)
Net cash provided by financing activities	58,090	121,576

Effect of exchange rate changes on cash and cash equivalents	(1,060)	1,119
Net decrease in cash and cash equivalents	(18,792)	(10,490)
Cash and cash equivalents at beginning of period	38,337	49,875
Cash and cash equivalents at end of period	$19,545	$39,385

Supplemental disclosures:
Cash paid for interest and fees	$(474)	$(684)
Cash received (paid) for income taxes	$7,625	$(5,889)

Callaway Golf Company
Consolidated Net Sales and Operating Segment Information
(In thousands)
(Unaudited)

	Net Sales by Product Category
	Quarter Ended
	March 31,		Growth/(Decline)
	2009	2008	Dollars	Percent
Net sales:
Woods	$79,882	$116,552	$(36,670)	-31%
Irons	65,187	96,496	(31,309)	-32%
Putters	27,691	34,554	(6,863)	-20%
Golf balls	47,348	58,433	(11,085)	-19%
Accessories and other	51,756	60,417	(8,661)	-14%
	$271,864	$366,452	$(94,588)	-26%

	Net Sales by Region
	Quarter Ended
	March 31,		Growth/(Decline)
	2009	2008	Dollars	Percent
Net sales:
United States	$141,280	$184,380	$(43,100)	-23%
Europe	43,003	66,090	(23,087)	-35%
Japan	47,396	53,339	(5,943)	-11%
Rest of Asia	16,552	26,461	(9,909)	-37%
Other foreign countries	23,633	36,182	(12,549)	-35%
	$271,864	$366,452	$(94,588)	-26%

	Operating Segment Information
	Quarter Ended
	March 31,		Growth/(Decline)
	2009	2008	Dollars	Percent
Net sales:
Golf clubs	$224,516	$308,019	$(83,503)	-27%
Golf balls	47,348	58,433	(11,085)	-19%
	$271,864	$366,452	$(94,588)	-26%

Income (loss) before provision for income taxes:
Golf clubs	$28,281	$76,199	$(47,918)	-63%
Golf balls	(1,698)	4,445	(6,143)	-138%
Reconciling items (1)	(15,523)	(14,988)	(535)	-4%
	$11,060	$65,656	$(54,596)	-83%

(1) Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.

Callaway Golf Company
Supplemental Financial Information
(In thousands, except per share data)
(Unaudited)

	Quarter Ended March 31,			Quarter Ended March 31,
	2009			2008

	Pro Forma Callaway Golf	Gross Margin Initiatives	Total as Reported	Pro Forma Callaway Golf	Gross Margin Initiatives	Total as Reported
Net sales	$271,864	$-	$271,864	$366,452	$-	$366,452
Gross profit	117,737	(1,556)	$116,181	176,629	(1,095)	175,534
% of sales	43%	n/a	43%	48%	n/a	48%
Operating expenses	102,740	-	$102,740	110,573	-	110,573
Income from operations	14,997	(1,556)	$13,441	66,056	(1,095)	64,961
Other income (loss), net	(2,381)	-	$(2,381)	695	-	695
Income (loss) before income taxes	12,616	(1,556)	$11,060	66,751	(1,095)	65,656
Income tax provision (benefit)	4,847	(599)	$4,248	26,412	(422)	25,990
Net income (loss)	$7,769	$(957)	$6,812	$40,339	$(673)	$39,666

Diluted earnings (loss) per share:	$0.12	$(0.01)	$0.11	$0.62	$(0.01)	$0.61
Weighted-average shares outstanding:	63,320	63,320	63,320	64,843	64,843	64,843

Adjusted EBITDA:

	2009 Trailing Twelve Months Adjusted EBITDA						2008 Trailing Twelve Months Adjusted EBITDA
	Quarter Ended						Quarter Ended
	June 30,	September 30,		December 31,	March 31,		June 30,	September 30,	December 31,	March 31,
	2008	2008		2008	2009	Total	2007	2007	2007	2008	Total
Net income (loss)	$37,107	$(7,443)		$(3,154)	$6,812	$33,322	$36,639	$1,269	$(16,157)	$39,666	$61,417
Interest expense (income), net	994	497		272	(123)	1,640	1,672	29	(216)	591	2,076
Income tax provision (benefit)	20,583	(6,676)		(4,766)	4,248	13,389	23,591	830	(12,415)	25,990	37,996
Depreciation and amortization expense	10,490	9,463		9,216	9,944	39,113	8,591	9,864	7,862	8,794	35,111
Change in energy derivative valuation acct.	-	-		(19,922)	-	(19,922)	-	-	-	-	-
Adjusted EBITDA	$69,174	$(4,159)	-	$(18,354)	$20,881	$67,542	$70,493	$11,992	$(20,926)	$75,041	$136,600

CONTACT:
Callaway Golf Company
Brad Holiday
Eric Struik
Michele Szynal
(760) 931-1771